UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 6, 2009
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 5.02(e).   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY 2010 Restricted Stock Unit Award Targets and Performance Criteria

            On May 6, 2009, the Compensation Committee (the "Committee") of the Board of Directors of RF Micro Devices, Inc. (the "Company") approved awards of performance- and service-based restricted stock units (each, an "Award") in accordance with the 2003 Stock Incentive Plan of RF Micro Devices, Inc., as amended (the "Plan"), to certain employees, including each of the Company's named executive officers. The purpose of these Awards is to link a portion of each named executive officer's equity compensation to the achievement of key Company initiatives that the Committee believes have a strong potential to impact longer-term shareholder value creation. Each Award, in addition to being subject to customary terms and conditions as set forth in the Plan and respective Award agreement, is subject to specified performance and service conditions and represents a contingent right to receive an amount of the Company's common stock at a future date.

             An Award will be earned, if at all, by each named executive officer based upon the Company’s achievement of between two and six objective performance criteria (the "Goals") established by the Committee that must be satisfied during the Company’s current fiscal year ending March 27, 2010 (the "Stock Award Performance Period").  The Goals relate to the successful development and launch of specific technologies and products and the completion of certain business consolidation mechanics.  The number of shares, if any, of common stock subject to each Award will be determined after the fiscal year ending March 27, 2010 based on the achievement by the Company of the Goals established by the Committee.  Each Award may be earned in whole or in part based on the number of Goals actually achieved during the Stock Award Performance Period.

            Each of the Company’s named executive officers, if between two and six Goals are satisfied, will be eligible to receive shares of common stock of the Company at the conclusion of the Stock Award Performance Period up to the maximum number of shares set forth below:

Name:                                                                                      Maximum Award

                                                                                        (if all six Goals are achieved)

Robert A. Bruggeworth                                                             571,500 shares

President and Chief Executive Officer

Steven E. Creviston                                                                   297,600 shares

President of Cellular Products Group

William A. Priddy, Jr.                                                                214,350 shares

Chief Financial Officer and

Corporate Vice President of Administration

Jerry D. Neal                                                                            190,500 shares

Executive Vice President of

Marketing and Strategic Development

Robert M. Van Buskirk                                                             214,350 shares

Corporate Vice President and
President of Multi-Market Products Group

            The shares of common stock earned by each named executive officer at the end of the Stock Award Performance Period, if any, will vest over a three-year period, with 50% vesting on the first anniversary and the remaining 50% vesting in equal installments on each of the next two anniversaries, as long as the named executive officer is an employee of the Company on each such vesting date.  No shares are issued unless, and then only to the extent that, an Award is both earned and vested.

FY 2010 Cash Bonus Award Targets and Performance Criteria

            On May 6, 2009, the Committee also established the process for awards of potential cash bonuses for fiscal 2010 (the “FY10 Bonus Awards”), in accordance with the terms and conditions of the Company’s existing Cash Bonus Plan.  For the first component of FY10 Bonus Awards, which applies to a select group of senior managers including each named executive officer, the Committee will measure the improvement, if any, in designated manufacturing fixed costs and operating expenses during the first and second quarters of fiscal 2010 as compared to designated periods in fiscal 2009.  If the designated costs and expenses are reduced by at least a designated amount in each of the first two quarters of fiscal 2010, each named executive officer will be eligible to receive a cash bonus equal to 70% of his fiscal 2010 target bonus percentage (the “Target”).  The Target for each of the Company’s named executive officers, which has been established by the Committee as a percentage of each named executive officer’s fiscal 2010 annual base salary, is 100% for Mr. Bruggeworth and 75% for each of the other named executive officers identified above.  There is no opportunity to earn a pro rata portion of this component of the FY10 Bonus Awards.

            Eligibility for the second and third components of the FY10 Bonus Awards will be based on two six-month performance periods.  The Committee has determined that the performance metric for the first and second quarters of fiscal 2010 is “free cash flow” (net cash provided by operating activities minus property and equipment expenditures).  Each named executive officer has the opportunity to earn a cash bonus award in an amount between 70% and 130% of one-half of his annual Target, depending on the Company’s level of free cash flow during the first two quarters of fiscal 2010.  Unlike the first cash bonus component discussed above, the amount of the second and third components of the FY10 Bonus Awards will be pro rated for performance between thresholds.  The Committee expects to establish the third component of the FY10 Bonus Awards for the third and fourth quarters of fiscal 2010 during the third quarter of fiscal 2010.

            No employee will receive FY10 Bonus Awards that, in the aggregate, exceed 200% of the annual Target as established by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By: /s/ Barry D. Church
                                                                                    Barry D. Church
                                                                                    Vice President and Corporate Controller

Date:    May 12, 2009